                                                                               .
                                                                               .
                                                                               .

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                    Exhibit 12.1

                                                                                         SIX MONTHS ENDED
                                               FOR THE YEARS ENDED DECEMBER 31,               JUNE 30,
                                            -------------------------------------     ----------------------
                                              2003          2002           2001          2004        2003
                                            ---------     ---------     ---------     ---------    ---------
                                                                     (In Thousands)
FIXED CHARGES:
Gross interest expense .................    $  15,642     $  15,373     $  15,034     $   8,609    $   7,618
Interest portion of rent expense .......          129           122            46            80           64
                                               15,771        15,495        15,080         8,689        7,682

EARNINGS:
Income (loss) before taxes .............      205,999       109,586       189,404       135,792      113,023
Plus: fixed charges ....................       15,771        15,495        15,080         8,689        7,682
Less: capitalized interest .............       (7,300)       (7,975)      (12,042)        4,016        3,192
                                            $ 214,470     $ 117,106     $ 192,442     $ 140,465    $ 117,513

Ratio of Earnings to Fixed Charges .....         13.6x          7.6x         12.8x         16.2x        15.3x